Exhibit 99.2

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

DIAMONDROCK ACQUIRES KEY WEST HOTEL FOR $94 MILLION

BETHESDA, Maryland, July 15, 2015 - DiamondRock Hospitality Company (the “Company”) (NYSE:DRH) today announced that it recently acquired the fee simple interest in the 184-suite Sheraton Suites Key West (“Hotel”) in Key West, Florida, for $94.0 million (or $511,000 per guest room). The purchase price represents a 12.8 multiple on forecasted 2015 Hotel earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $7.3 million and a 7.1% capitalization rate on the Hotel’s 2015 forecasted net operating income.

“We are very excited about our acquisition of this all-suites hotel, which represents our second acquisition in the highest RevPAR market in the United States,” said Mark W. Brugger, President and Chief Executive Officer of DiamondRock Hospitality Company. “With 480 square foot guestrooms, the Hotel features some of the largest rooms in the market. The Hotel is in excellent condition and features direct access to Smathers Beach, the largest and most popular beach in Key West.”

The Company is finalizing its plans to reposition and re-launch the Hotel as an independent lifestyle resort, leveraging the Hotel’s high quality, superior room size, and beachfront location. As part of the repositioning plan, the Company is developing a $5 million capital plan to improve the arrival experience, lobby, pool, and guest rooms. These renovations are expected to be minimally disruptive and will primarily be completed in the offseason. The conversion to an independent hotel is expected to take place in late 2016 after initial upgrades are completed. Upon stabilization, the Company expects to improve the Hotel’s profit margins by approximately 500 basis points and expects the Hotel to generate approximately $9.5 to $10.0 million of Hotel Adjusted EBITDA. By comparison, the Hotel’s profit margins are currently almost 1,000 basis points lower than the Company’s other independent hotel in Key West.

The Hotel will continue to be managed by Ocean Properties, a leading operator of over 100 branded and independent hotels, including six Key West hotels.  “We are thrilled to establish a relationship with Ocean Properties, a proven leader in managing both branded and high-end, independent hotels,” added Mark W. Brugger. Ocean Properties is the Company’s 10th independent manager, and this hotel will be the Company’s 15th third-party managed hotel. Over

50% of the Company’s portfolio is now managed by leading third-party operators. “We are so pleased to be partnering with DiamondRock Hospitality Company, one of the top leaders in the hospitality industry in the United States.” said Mike Walsh, President of Ocean Properties. “This is an exceptional hotel with significant upside opportunities in a high-growth market that we know extremely well.”

In the twelve-month period ended June 30, 2015, the Hotel achieved a RevPAR of $221 from a combination of 90% occupancy and an ADR of nearly $245. The Hotel’s 2015 RevPAR is forecasted to be approximately $50 higher than the Company’s 2015 portfolio average RevPAR. Additionally, the Hotel generated RevPAR growth of 11% for the six-month period ended June 30, 2015. The Hotel is expected to contribute approximately $2.5M of EBITDA for the Company’s ownership period in 2015.

Key West is one of the most robust and consistent hotel markets in the United States. Development of additional hotel rooms on the island is prohibited by a Rate of Growth Ordinance which limits occupancy growth on the island, whether residential or transient. The combination of strong demand and capped supply has allowed Key West to become the highest RevPAR market in the country.  As a testament to Key West’s stability, the market has also outperformed the United States average in each of the last two downturns.

The acquisition of the Hotel brings the pro forma representation of resorts within the Company’s portfolio to 24%. Post-acquisition, South Florida will represent approximately 9% of the Company’s portfolio EBITDA concentration.

The Company funded the acquisition with existing corporate cash and a draw on its line of credit.  The Company expects to end the year with nothing outstanding on its line of credit and approximately $250M in corporate cash after completing our refinancing initiatives.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 29 premium hotels with approximately 10,900 rooms. The Company has strategically positioned its hotels to be operated both under leading global brands, such as Hilton, Marriott, and Westin, and boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

About Ocean Properties

Ocean Properties, Ltd. & Affiliates (OPL) is one of the largest privately held hotel management and development companies in North America. With a portfolio of over 100 hotels and 17,000 guestrooms, the company operates major brands such as Marriott, Hilton, Starwood and Intercontinental, as well as several independent hotels and resorts including Edgewater Beach Hotel, Sand Pearl Resort Clearwater Beach, and Jupiter Beach Resort.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, whether in the negative or affirmative and include statements related to the Company’s expectations regarding estimated EBITDA, repositioning plans, profit margin improvements, and future refinancing initiatives. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance.  Factors that may cause actual results to differ materially from current expectations include those risk factors and other factors discussed from time to time in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we expressly disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect events, circumstances or changes in expectations after the date of this press release.

Reconciliation of Forecasted Hotel Net Income to Forecasted Hotel EBITDA

(Unaudited, in millions)

	2015 Forecast	2015 Period of Ownership	As Stabilized Low End	As Stabilized High End
Estimated Net Income	$2.8	$0.2	$6.3	$6.8
Depreciation Expense	4.5	2.3	3.2	3.2

Estimated EBITDA	$7.3	$2.5	$9.5	$10.0

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.